Exhibit 99.4
[Letterhead of Delta Air Lines, Inc.]
October 17, 2006
Mr. W. Douglas Parker
Chairman, President and CEO
U S Airways
4000 E. Sky Harbor Blvd.
Phoenix, AZ 85034
Dear Doug:
I have shared your letter of September 29, 2006 with the Delta Board of Directors and reviewed with them this response to you.
As a preliminary matter let me thank you for your kind words about the Delta team and the restructuring progress we have made to date. Important milestones have been reached in our reorganization plan and we are confident of Delta’s ability to emerge from bankruptcy as a strong, viable airline. Given the work that remains, we believe it would not be productive to engage in the type of exploratory discussions that you propose at this time.
The Board and management of Delta have been, and will remain, focused on enhancing value for our stakeholders. It is in this context that we will continue our work on our reorganization plan and we will determine if and when it would be in the interests of our stakeholders to initiate discussions regarding possible extraordinary transactions with third parties.
We have also discussed your letter with our official creditors committee and its advisers, who have expressed support for this response.
Respectfully,
/s/ Gerald Grinstein